Exhibit 21.1

Avalon Healthcare System, Inc., a Delaware corporation

Avalon (Shanghai) Healthcare Technology Co., Ltd., Peoples Republic of China

Avalon (BVI) Inc., a British Virgin Islands company

Avalon RT9 Properties, LLC, a New Jersey limited liability company